EXHIBIT 21

The following are subsidiaries of The Bear Stearns Companies Inc. as of November 30, 2001 and the jurisdictions in which they are organized. The names of certain subsidiaries have been omitted because in the aggregate they do not constitute a significant subsidiary as determined by the company.


                                               Jurisdiction of
                                               Incorporation/
Subsidiary                                     Organization
----------                                     ---------------

Bear, Stearns & Co. Inc.                       Delaware

Bear, Stearns Securities Corp.                 Delaware

Bear Stearns International Limited             United Kingdom

Bear Stearns Capital Markets Inc.              Delaware

Bear Stearns Mortgage Capital                  Delaware
Corporation

EMC Mortgage Corporation                       Delaware

Bear Stearns Forex Inc.                        Delaware

Custodial Trust Co.                            New Jersey

Bear Stearns Bank PLC                          Ireland

Bear Stearns Financial Products Inc.           Delaware

Bear Stearns Global Lending Limited            Cayman Islands